KPMG (letterhead)
221 N. Kansas Street, Suite 1300
P.O. Box 522551
El Paso, TX 79999-0010










Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Elamex, S.A. de C.V. and, under the date of March 1, 1999, we reported on the consolidated financial statements of Elamex, S.A. de C.V. and subsidiaries (Elamex) as of and for the years ended December 31, 1998 and 1997. On March 24, 1999, our appointment as principal accountants was terminated. We have read Elamex's statements included under Item 4 of its amended 8-K dated May 17, 1999, and we agree with such statements, except (i) that we are not in a position to agree or disagree with Elamex's statement that the change was recommended by the audit committee of the Board of Directors, (ii) that we are not in a position to agree or disagree with Elamex's statement that the new accountants were not consulted regarding the application of accounting principles to a specified transaction, completed or proposed; or regarding the type of audit opinion that might be rendered on Elamex's financial statements, and Elamex's new accountants were not consulted regarding any matter disclosed in any comment in the 8-K's item 4, and (iii) except as described in the following sentence. In our letter relating to internal control and accounting procedures dated March 1, 1999, we noted a reportable condition related to Elamex's accounting records and procedures in accounting for income taxes.





/S/ KPMG LLP





El Paso, Texas
May 20, 1999